Exhibit 99.1

Investor Contact:	Media Contact:
Susannah Livingston	Donna Egan
(602) 682-1584	(602) 682-3152
susannahlivingston@sprouts.com	donnaegan@sprouts.com

SPROUTS FARMERS MARKET, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2015 RESULTS

PHOENIX, Ariz. – (Globe Newswire) – February 25, 2016 – Sprouts Farmers Market, Inc. (Nasdaq: SFM) today reported results for the 14-week fourth quarter and 53-week year ended January 3, 2016.  Period-over-period increases stated herein reflect the comparison of 14 and 53 weeks in fourth quarter and fiscal year 2015 to 13 and 52 weeks in fourth quarter and fiscal year 2014, respectively, unless otherwise noted.

Fourth Quarter Highlights:

•	Net sales of $930.3 million; a 27% increase from the same period in 2014
•	Comparable store sales growth of 7.4% and two-year comparable store sales growth of 15.9%, both on a 13- week basis
•	Net income of $28.2 million and diluted earnings per share of $0.18
•	Adjusted net income of $28.4 million; a 57% increase from the same period in 2014
•	Adjusted diluted earnings per share of $0.18; a 50% increase from the same period in 2014
•	Adjusted diluted earnings per share of $0.16; a 33% increase from the same period in 2014 on a 13-week basis
•	Adjusted EBITDA of $66.7 million; a 25% increase from the same period in 2014

Fiscal Year 2015 Highlights:

•	Net sales of $3.59 billion; a 21% increase compared to reported net sales in 2014
•	Comparable store sales growth of 5.8% and two-year combined comparable store sales growth of 15.7%, both on a 52-week basis
•	Net income increased to $129.0 million; diluted earnings per share of $0.83
•	Adjusted net income increased to $134.7 million; a 21% increase from 2014
•	Adjusted diluted earnings per share of $0.86; a 19% increase from 2014
•	Adjusted diluted earnings per share of $0.84; a 17% increase from 2014 on a 52-week basis
•	Adjusted EBITDA of $302.1 million; a 14% increase from 2014

“As more and more Americans embraced our “Healthy Living for Less” model, Sprouts’ position of strength in the industry continued to grow in 2015,” said Amin Maredia, chief executive officer of Sprouts Farmers Market.  “Our unique combination of health, value and customer engagement resulted in industry leading comps of 5.8% and strong earnings growth in the high teens. This momentum enables us to focus on our strategic priorities, including product and category innovation, in and out-of-store customer experience and developing team members who can lead our new stores as we continue to grow.”

In order to aid understanding of the company’s business performance, it has presented results in conformity with accounting principles generally accepted in the United States (“GAAP”) and has also presented adjusted net income, adjusted earnings per share and adjusted EBITDA, which are non-GAAP measures that are explained and reconciled to the comparable GAAP measures in the tables included in this release.  Where applicable, results are first presented on a GAAP basis and then on an adjusted basis.

Fourth Quarter 2015 Financial Results

Net sales for the fourth quarter of 2015 were $930.3 million, a 27% increase compared to the same period in 2014.  On a 13-week comparable basis, net sales increased 17% to $862.2 million.  Net sales growth was driven by a 7.4% increase in comparable store sales, solid performance in new stores opened and the 53rd week in 2015.

Gross profit for the quarter increased 27% to $268.7 million, resulting in a gross profit margin of 28.9%, an increase of 10 basis points compared to the same period in 2014.  This primarily reflects lower utility costs, higher margins in certain categories due to deflation and the 53rd week in 2015, partially offset by price investments.

Direct store expense (“DSE”) as a percentage of sales for the quarter decreased 40 basis points to 20.2% compared to the same period in 2014.  Excluding the loss on disposal of assets, direct store expenses as a percentage of sales decreased 50 basis point to 20.1%. This was primarily due to leverage of store level expenses and the 53rd week in 2015, partially offset by higher payroll costs due to an extra holiday in the quarter and increased training costs.

Selling, general and administrative expenses (“SG&A”) as a percentage of sales for the quarter decreased 10 basis points to 3.4%, compared to the same period in 2014. This was primarily driven by leverage from the 53rd week in 2015 and lower corporate costs, partially offset by higher stock compensation expense due to executive changes and higher bonus expense in the quarter.

Net income for the quarter was $28.2 million, or diluted earnings per share of $0.18, up $10.5 million from the same period in 2014.  Excluding the after-tax impact of the loss on disposal of assets, the store closure and exit costs and secondary offering expenses, adjusted net income for the quarter increased 57% to $28.4 million, compared to $18.2 million for the same period in 2014, and adjusted EBITDA increased 25% to $66.7 million, compared to $53.4 million for the same period in 2014.  Adjusted diluted earnings per share was $0.18, a 50% increase from adjusted diluted earnings per share of $0.12 for the same period in 2014. On a 13-week comparable basis, adjusted diluted earnings per share increased 33% to $0.16.  These increases were driven by higher sales, operating leverage, the benefit from lower interest expense due to a voluntary pay-down on our revolving credit facility and a more favorable interest rate resulting from our April 2015 refinancing, and a lower effective tax rate.

Fiscal Year 2015 Financial Results

For the 53-week fiscal year ended January 3, 2016, net sales were $3.59 billion, a 21% increase compared to 2014.  On a 52-week comparable basis, net sales increased 19% to $3.52 billion.  Net sales growth was driven by a 5.8% increase in comparable store sales growth, solid performance in new stores opened and the 53rd week in 2015.

Gross profit for the year increased 19% to $1.05 billion, resulting in a gross profit margin of 29.3%, a decrease of 50 basis points compared to 2014. This was primarily reflective of price investments in certain categories and produce tightness due to adverse weather conditions and West Coast port strikes that limited product availability early in the year, compared to a very strong produce season in the prior year. The impact of the 53rd week on gross margin rate was insignificant.

DSE as a percentage of sales for the year increased 10 basis points to 19.7% compared to 2014.  Excluding the loss on disposal of assets, direct store expenses as a percentage of sales remained consistent at 19.6% for both years, with lower bonus expense offset by increased training and by higher payroll costs due to an extra holiday in the year. The impact of the 53rd week on the DSE rate was insignificant.

SG&A as a percentage of sales for the year improved 20 basis points to 3.0%.  Excluding the gain/loss of disposal of assets and secondary offering expenses, SG&A as a percentage of sales improved 10 basis points to 3.0%, mainly as a result of lower bonus expense compared to 2014. The impact of the 53rd week on the SG&A rate was insignificant.

Net income for the year was $129.0 million, or diluted earnings per share of $0.83, up $21.3 million from 2014.  Net income included $5.5 million of pre-tax loss of extinguishment of debt, $1.8 million of pre-tax store closure and exit costs, $1.5 million of pre-tax loss on disposal of assets and $0.3 million of pre-tax secondary offering expenses. Net income for 2014 included $2.6 million of pre-tax secondary offering expenses, $1.2 million of pre-tax loss on disposal of assets, $1.1 million of pre-tax loss of extinguishment of debt and $0.7 million of pre-tax store closure and exit costs.  Excluding these items, adjusted net income increased 21% to $134.7 million, compared to $111.2 million in 2014, and adjusted EBITDA increased 14% to $302.1 million, compared to $265.4 million in 2014.  Adjusted diluted earnings per share was $0.86, a

19% increase from adjusted diluted earnings per share of $0.72 in 2014. On a 52-week comparable basis, adjusted diluted earnings per share increased 17% to $0.84.  These increases were driven by strong business performance, the benefit from lower interest expense due to a voluntary pay-down on our revolving credit facility and a more favorable interest rate resulting from our April 2015 refinancing, and a lower effective tax rate.

Growth and Development

During the fourth quarter of 2015, we opened one new store in Texas. For fiscal 2015, we opened a total of 27 new stores: one each in Kansas, New Mexico, Oklahoma and Utah; two each in Arizona, Colorado, Missouri and Tennessee; three each in Alabama and California; four in Georgia and five in Texas.  This resulted in unit growth of 14% and the addition of three new states, for a total of 217 stores in 13 states as of January 3, 2016.

Leverage and Liquidity

We generated cash from operations of $239.9 million in fiscal 2015 and invested $104.4 million in capital expenditures net of landlord reimbursement, primarily for new stores. In addition, we repurchased $25.7 million of common stock under our $150 million share repurchase program. We ended the year with a $160.0 million balance on our revolving credit facility, $2.5 million of letters of credit outstanding under the facility, and $136.1 million in cash and cash equivalents.

2016 Outlook

The following provides information on our guidance for 2016:

Q1 2016 Guidance
Comparable store sales growth	4.5% to 6%

Full-year 2016 Guidance
	52-week to 52-week	53-week to 52-week
Net sales growth	18% to 21%	16% to 19%
Unit growth	36 new stores	36 new stores
Comparable store sales growth (1)	4% to 6%	4% to 6%
Adjusted EBITDA growth	12% to 14%	9% to 11%
Adjusted diluted earnings per share (2)	$0.96 to $0.98	$0.96 to $0.98
Capital expenditures	$145M to $155M	$145M to $155M
(net of landlord reimbursements)

The company’s adjusted diluted earnings per share and adjusted EBITDA guidance for the year do not include charges and costs which are expected to be similar to those charges and costs excluded from adjusted diluted earnings per share and adjusted EBITDA in prior periods. Please see the explanation and reconciliation of these non-GAAP measures to the comparable GAAP measures for the 14 and 53 weeks ended January 3, 2016 and the 13 and 52 weeks ended December 28, 2014 in the tables included below.

(1)	Comparable store sales growth is on an equal 52-week to 52-week basis.
(2)	Based on a weighted average share count of approximately 154 million shares for 2016.

Fourth Quarter and Fiscal 2015 Conference Call

We will hold a conference call at 8 a.m. Mountain Standard Time (10 a.m. Eastern Standard Time) on Thursday, February 25, 2016, during which Sprouts executives will further discuss our fourth quarter and full year 2015 financial results.

A webcast of the conference call will be available through Sprouts’ investor webpage located at http://investors.sprouts.com. Participants should register on the website approximately 10 minutes prior to the start of the webcast.

The conference call will be available via the following dial- in numbers:

•	U.S. Participants: 877-398-9481
•	International Participants: Dial +1-408-337-0130

•	Conference ID: 39289279

The audio replay will remain available for 72 hours and can be accessed by dialing 855-859-2056 (toll-free) or 404-537-3406 (international) and entering the confirmation code: 39289279.

Important Information Regarding Outlook

There is no guarantee that Sprouts will achieve its projected financial expectations, which are based on management estimates, currently available information and assumptions that management believes to be reasonable.   These expectations are inherently subject to significant economic, competitive and other uncertainties and contingencies, many of which are beyond the control of management.  See “Forward-Looking Statements” below.

Forward-Looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact (including, but not limited to, statements to the effect that Sprouts Farmers Market or its management "anticipates," "plans," "estimates," "expects," or "believes," or the negative of these terms and other similar expressions) should be considered forward-looking statements, including, without limitation, statements regarding the company’s guidance and outlook for 2016. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release.  These risks and uncertainties include, without limitation, risks associated with the company’s ability to successfully compete in its intensely competitive industry; the company’s ability to successfully open new stores; the company’s ability to manage its rapid growth; the company’s ability to maintain or improve its operating margins; the company’s ability to identify and react to trends in consumer preferences; product supply disruptions; general economic conditions; and other factors as set forth from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s Annual Report on Form 10-K.  The company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available, except as required by law.

Corporate Profile

Sprouts Farmers Market, Inc. is a healthy grocery store offering fresh, natural and organic foods at great prices. Sprouts offer a complete shopping experience that includes fresh produce, bulk foods, vitamins and supplements, packaged groceries, meat and seafood, deli, baked goods, dairy products, frozen foods, natural body care and household items catering to consumers’ growing interest in health and wellness. Headquartered in Phoenix, Arizona, Sprouts employs more than 20,000 team members and operates more than 220 stores in thirteen states from coast to coast. For more information, visit www.sprouts.com or @sproutsfm on Twitter.

SPROUTS FARMERS MARKET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Fourteen Weeks Ended January 3, 2016	Thirteen Weeks Ended December 28, 2014	Fifty-Three Weeks Ended January 3, 2016	Fifty-Two Weeks Ended December 28, 2014
Net sales	$930,303	$734,593	$3,593,031	$2,967,424
Cost of sales, buying and occupancy	661,564	523,345	2,541,403	2,082,221
Gross profit	268,739	211,248	1,051,628	885,203
Direct store expenses	187,483	151,602	706,044	581,621
Selling, general and administrative expenses	31,920	25,803	106,412	95,397
Store pre-opening costs	1,511	698	8,616	7,749
Store closure and exit costs	91	332	1,802	725
Income from operations	47,734	32,813	228,754	199,711
Interest expense	(3,733)	(5,919)	(17,723)	(25,063)
Other income	98	119	443	596
Loss on extinguishment of debt	—	—	(5,481)	(1,138)
Income before income taxes	44,099	27,013	205,993	174,106
Income tax provision	(15,883)	(9,270)	(77,002)	(66,414)
Net income	$28,216	$17,743	$128,991	$107,692
Net income per share:
Basic	$0.18	$0.12	$0.84	$0.72
Diluted	$0.18	$0.11	$0.83	$0.70
Weighted average shares outstanding:
Basic	153,172	151,314	153,099	149,751
Diluted	155,635	155,010	155,877	154,328

SPROUTS FARMERS MARKET, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	January 3, 2016	December 28, 2014
ASSETS
Current assets:
Cash and cash equivalents	$136,069	$130,513
Accounts receivable, net	20,424	14,091
Inventories	165,434	142,793
Prepaid expenses and other current assets	23,288	11,152
Deferred income tax asset	—	35,580
Total current assets	345,215	334,129
Property and equipment, net of accumulated depreciation	494,067	454,889
Intangible assets, net of accumulated amortization	198,601	194,176
Goodwill	368,078	368,078
Other assets	19,003	17,801
Deferred income tax asset	1,400	—
Total assets	$1,426,364	$1,369,073
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$134,480	$112,877
Accrued salaries and benefits	30,717	29,687
Other accrued liabilities	50,253	41,394
Current portion of capital and financing lease obligations	14,972	29,136
Current portion of long-term debt	—	7,746
Total current liabilities	230,422	220,840
Long-term capital and financing lease obligations	115,500	121,562
Long-term debt	160,000	248,611
Other long-term liabilities	97,450	74,071
Deferred income tax liability	—	18,600
Total liabilities	603,372	683,684
Commitments and contingencies (Note 19)
Stockholders’ equity:
Undesignated preferred stock; $0.001 par value; 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized, 152,577,884 shares issued and outstanding, January 3, 2016; 151,833,334 shares issued and outstanding, December 28, 2014	153	152
Additional paid-in capital	577,393	543,048
Retained earnings	245,446	142,189
Total stockholders’ equity	822,992	685,389
Total liabilities and stockholders’ equity	$1,426,364	$1,369,073

SPROUTS FARMERS MARKET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Year Ended
	January 3, 2016	December 28, 2014	December 29, 2013
Cash flows from operating activities
Net income	$128,991	$107,692	$51,326
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	69,169	60,362	47,217
Accretion of asset retirement obligation and closed store reserve	344	844	322
Amortization of financing fees and debt issuance costs	742	1,494	2,482
Loss on disposal of property and equipment	1,512	1,087	449
Gain on sale of intangible assets	—	(100)	(19)
Equity-based compensation	8,018	5,355	5,780
Non-cash loss on extinguishment of debt	5,481	1,138	18,513
Deferred income taxes	15,581	16,432	13,731
Changes in operating assets and liabilities:
Accounts receivable	(5,622)	(4,424)	(1,521)
Inventories	(22,641)	(24,537)	(19,875)
Prepaid expenses and other current assets	(12,042)	(3,127)	(3,738)
Other assets	(481)	(5,157)	(4,114)
Accounts payable	19,387	(4,721)	31,996
Accrued salaries and benefits	1,030	7,400	890
Other accrued liabilities	7,395	8,426	5,397
Other long-term liabilities	23,034	13,054	11,752
Net cash provided by operating activities	239,898	181,218	160,588
Cash flows from investing activities
Purchases of property and equipment	(125,313)	(127,065)	(87,463)
Proceeds from disposal of property and equipment	2,708	294	1,000
Proceeds from sale of intangible assets	—	100	172
Purchase of leasehold interests	(5,707)	—	—
Net cash used in investing activities	(128,312)	(126,671)	(86,291)
Cash flows from financing activities
Proceeds from revolving credit facility	260,000	—	—
Payments on revolving credit facility	(100,000)	—	—
Borrowings on term loan, net of financing costs	—	—	688,127
Payments on term loan	(261,250)	(57,000)	(786,850)
Payments on Senior Subordinated Notes	—	—	(35,000)
Payments on capital lease obligations	(662)	(585)	(412)
Payments on financing lease obligations	(3,480)	(3,006)	(2,868)
Payment of deferred financing costs	(1,896)	—	(1,370)
Payments of IPO costs	—	—	(4,212)
Cash from landlord related to financing lease obligations	419	577	4,581
Payment to stockholders and optionholders	—	—	(295,921)
Excess tax benefit for exercise of options and antidilution payment to optionholders	20,009	47,261	17,826
Proceeds from the issuance of shares	—	—	348,536
Proceeds from exercise of stock options	6,565	11,067	3,820
Repurchase of common stock	(25,735)	—	(113)
Net cash used in financing activities	(106,030)	(1,686)	(63,856)
Net increase in cash and cash equivalents	5,556	52,861	10,441
Cash and cash equivalents at beginning of the period	130,513	77,652	67,211
Cash and cash equivalents at the end of the period	$136,069	$130,513	$77,652

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the company has presented adjusted net income, adjusted earnings per share and adjusted EBITDA. These measures are not in accordance with, and are not intended as an alternative to, GAAP. The company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing the financial results of the company, and they are a component of incentive compensation. The company defines adjusted net income as net income excluding store closure and exit costs, gain and losses from disposal of assets, expenses incurred by the company in its secondary public offerings and employment taxes paid by the company in connection with options exercised in those offerings (“Public Offering Expenses”), the loss on extinguishment of debt and the related tax impact of those adjustments. The company defines adjusted basic and diluted earnings per share as adjusted net income divided by the weighted average basic and diluted shares outstanding. The company defines EBITDA as net income before interest expense, provision for income tax, and depreciation and amortization, and defines adjusted EBITDA as EBITDA excluding store closure and exit costs, gains and losses from disposal of assets, Public Offering Expenses and the loss on extinguishment of debt.

These non-GAAP measures are intended to provide additional information only and do not have any standard meanings prescribed by GAAP. Use of these terms may differ from similar measures reported by other companies. Because of their limitations, none of these non-GAAP measures should be considered as a measure of discretionary cash available to use to reinvest in growth of the company’s business, or as a measure of cash that will be available to meet the company’s obligations. Each of these non-GAAP measures has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of the company’s results as reported under GAAP.

The following table shows a reconciliation of adjusted net income and adjusted EBITDA to net income, and adjusted earnings per share to net income per share, for the fourteen and fifty-three weeks ended January 3, 2016 and for the thirteen and fifty-two weeks ended December 28, 2014:

	Fourteen Weeks Ended January 3, 2016	Thirteen Weeks Ended December 28, 2014	Fifty-Three Weeks Ended January 3, 2016	Fifty-Two Weeks Ended December 28, 2014
Net income	$28,216	$17,743	$128,991	$107,692
Income tax provision	15,883	9,270	77,002	66,414
Net income before income taxes	44,099	27,013	205,993	174,106
Store closure and exit costs (a)	91	332	1,802	725
Loss on disposal of assets (b)	247	93	1,521	1,181
Secondary offering expenses including employment taxes on options exercises (c)	—	218	335	2,557
Loss on extinguishment of debt (d)	—	—	5,481	1,138
Adjusted income tax provision (e)	(16,005)	(9,491)	(80,418)	(68,551)
Adjusted net income	28,432	18,165	134,714	111,156
Interest expense, net	3,726	5,914	17,707	25,057
Adjusted income tax provision (e)	16,005	9,491	80,418	68,551
Adjusted earnings before interest and taxes (EBIT)	48,163	33,570	232,839	204,764
Depreciation, amortization and accretion	18,543	19,789	69,256	60,612
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)	$66,706	$53,359	$302,095	$265,376
Adjusted Net Income Per Share
Net income per share—basic	$0.18	$0.12	$0.84	$0.72
Per share impact of net income adjustments	$0.01	$—	$0.04	$0.02
Adjusted net income per share—basic	$0.19	$0.12	$0.88	$0.74
Net income per share—diluted	$0.18	$0.11	$0.83	$0.70
Per share impact of net income adjustments	—	$0.01	$0.03	$0.02
Adjusted net income per share—diluted	$0.18	$0.12	$0.86	$0.72

(a)

Store closure and exit costs represents reserves established for closed stores and facilities, adjustments to those reserves for changes in expectations for sublease or actual subleases or settlements with landlords. Ongoing expenses related with the closed facilities are also included. The company excludes store closure and exit costs from its adjusted EBITDA and adjusted net income to provide period-to-period comparability of its operating results because management believes these costs do not directly reflect the ongoing performance of its store operations.

(b)

Loss on disposal of assets represents the losses recorded in connection with the disposal of property and equipment.  The company excludes losses on disposals of assets from its adjusted EBITDA and adjusted net income to provide period-to-period comparability of its operating results because management believes these costs do not directly reflect the ongoing performance of its store operations.

(c)

Secondary offering expenses including employment taxes on options exercises represents expenses the company incurred in its secondary public offerings and employment taxes paid by the company in connection with options exercised in those offerings. The company has excluded these items from its adjusted EBITDA and adjusted net income to provide period-to-period comparability of its operating results because management believes these costs do not directly reflect the performance of its store operations.

(d)

Loss on extinguishment of debt for the fifty-three weeks ended January 3, 2016 represents expenses the company recorded in connection with its April 2015 refinancing including write-off of deferred financing costs and original issue discounts associated with the former credit agreement.  For the fifty-two weeks ended December 28, 2014, loss on extinguishment of debt represents the write-off of deferred financing costs and original issue discounts related to unscheduled repayment of debt. The company has excluded these items from its adjusted EBITDA and adjusted net income to provide period-to-period comparability of its operating results because management believes these costs do not directly reflect the performance of its store operations.

(e)

Adjusted income tax provision for all periods presented represents the income tax provision plus the tax effect of the adjustments described in notes (a) through (d) above based on statutory tax rates for the period. The company has excluded these items from its adjusted income tax provision because management believes they do not directly reflect the ongoing performance of its store operations and are not reflective of its ongoing income tax provision.

###

Source: Sprouts Farmers Market, Inc.

Phoenix, AZ

2/25/16